Exhibit 99.1

United Rentals Board Elects Three New Directors

Announces Resignation of Vice Chairman Wayland Hicks

GREENWICH, Conn. – January 22, 2009 – United Rentals, Inc. (NYSE: URI) today announced that José B. Alvarez, Bobby J. Griffin and Filippo Passerini have joined the company’s board of directors, effective immediately. The company also announced that Vice Chairman Wayland Hicks will resign his directorship, effective March 1, 2009.

José Alvarez joins the faculty of the Harvard Business School on February 1. Most recently, he was the Executive Vice President – Global Business Development for Royal Ahold NV, one of the world’s largest grocery retailers. Alvarez joined Royal Ahold in 2001 and subsequently held several key senior management positions, including President and Chief Executive Officer of the company’s Stop & Shop and Giant-Landover brands. Previously, he served in executive positions at Shaw’s Supermarket, Inc. and American Stores Company. Alvarez serves as a director of The TJX Companies, Inc. He holds an MBA degree from the University of Chicago Graduate School of Business and a AB degree from Princeton.

Bobby Griffin has more than 25 years of executive experience in the transportation logistics industry, including 20 years with Ryder Systems, Inc. where he most recently served as President – International Operations. Prior to Ryder, Griffin was an executive at ATE Management and Service Company, Inc., which was acquired by Ryder in 1986. He serves as a director of Hanesbrands Inc. Griffin holds an MA degree from the University of Cincinnati and a BA degree from Morgan State University.

Filippo Passerini is President of Procter & Gamble’s Global Business Services (GBS) organization and Chief Information Officer. The organization he leads provides more than 85 services to P&G employees around the globe. Passerini joined P&G in 1981 and has held executive positions in the U.K., Greece, Italy, the U.S., Latin America and Turkey. He is a native of Italy, with a degree from the University of Rome.

Jenne Britell, chairman of United Rentals, said, “We are delighted to welcome José, Bobby and Filippo to our board of directors. They are highly seasoned executives whose expertise will be instrumental in helping our company expand its leadership position in equipment rental. Both José and Bobby are widely regarded for leading innovations in supply chain and logistics management, while Filippo is globally recognized for his ability to transform information technology into a strategic business partner.”

Britell added, “The board and I greatly appreciate Wayland’s many contributions over his more than 10 years of service to United Rentals, first as a senior executive and then as a valued member of the board. Wayland has worked tirelessly to advance our company, to the great benefit of all our stakeholders.”

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of over 625 rental locations in 48 states, 10 Canadian provinces and Mexico. The company’s approximately 9,800 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent over 2,900 classes of rental equipment with a total original cost of $4.1 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at unitedrentals.com.

# # #

Contact:
Fred Bratman
(203) 618-7318
Cell: (917) 847-4507
fbratman@ur.com